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                                                                 EXHIBIT 99.30


                            [VITAFORT--LETTERHEAD]

                               January 6, 1996

Chris Furie
8665 Burton Way, Unit 508
Los Angeles, CA  90048

Re:     Contact Extension/Revision

Dear Chris,

        Please accept this letter as confirmation that your consulting contract has been amended to reflect your services as President of our wholly owned sales subsidiary (Vitafort Distributors) and to reflect the additional 200,000 options you can earn for your sales and organizational efforts.at Vitafort Distributors.

        As we discussed, we all believe that the grant of 2 year options to purchase an additional 200,000 shares of Vitafort common stock at our current Private Placement rate of $0.15/share should be plenty of incentive to make the Vitafort Distribution project a success.

                                       Good Selling!,



                                       Mark Beychok
                                       President & CEO


                                       Agreed and Affirmed:

                                              /s/ Chris Furie
                                       ------------------------------
                                                Chris Furie